CONFIDENT CONFIDENTAL DRAFT – AL DRAFT – SUBJECT SUBJECT TO REVISION TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Exhibit (c)(4) January 15, 2023 Discussion Materials Prepared For The Board Of Directors Of Dagny INTERNAL REFERENCE Galt = DTI Dagny = SDPI CONFIDENTIAL PIPER SANDLER | 1

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Disclaimer Piper Sandler & Co. ( Piper Sandler or “PSC”) has prepared and provided these materials and any related materials (the Confidential Materials ) solely for the use of the Board of Directors (the Board ) of Dagny (the Company ) in connection with its consideration of the contemplated transaction. Without Piper Sandler's prior written consent, the Confidential Materials may not be circulated or referred to publicly, disclosed to, published, relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything herein to the contrary, the Company may disclose to any person the U.S. federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Piper Sandler imposing any limitation of any kind. The Confidential Materials, including this disclaimer, is subject to, and governed by, any written agreement between the Company and Piper Sandler. Piper Sandler engages directly or through its affiliates in various activities, including institutional brokerage and investment and wealth management for individuals and institutions. You understand that this engagement does not prevent Piper Sandler and its affiliates from actively trading the debt and equity securities (or related derivative securities) of third parties, the Company, or other companies which may be the subject of the engagement (for their own account or for the accounts of their customers) or from representing or otherwise providing financial services to third parties, including competitors of the Company. In preparing the Confidential Materials, Piper Sandler has relied upon and assumed, without assuming any responsibility for investigation or independent verification of the accuracy and completeness of all information that is available from public sources as well as all other information supplied to it by, or on behalf of, the Company and/or other sources, including tax, accounting, legal and other information provided to, discussed with or reviewed by Piper Sandler. Piper Sandler is not in any respect responsible for verifying the accuracy or completeness of any such information, conducting any appraisal or valuation of assets or liabilities of any party to the contemplated transaction, or advising or opining on any solvency or viability issues. As such, Piper Sandler does not assume any liability for the accuracy or completeness of such information. These materials are not intended to provide the sole basis for evaluating the contemplated transaction or any other matter, and should be considered by the Board as only one factor in discharging its decision-making duties. PIPER SANDLER | 2

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Disclaimer (cont’d) Piper Sandler does not provide accounting, tax, legal or regulatory advice. Piper Sandler's role in any due diligence review is limited solely to performing such review as it shall deem necessary to support its own advice and analysis and shall not be on behalf or for the benefit of the Company, or any of its investors, creditors or any transaction counterparty. Forecasts of future results have been provided by the Company to Piper Sandler for use in its analyses. These forecasts are not necessarily indicative of actual future results, which may be significantly more or less favorable than such forecasts, and as such, analyses performed by Piper Sandler based on Company forecasts may not prove to be accurate. Accordingly, Piper Sandler does not assume responsibility for the accuracy or completeness of Company forecasts or the analyses Piper Sandler performs based on these forecasts. The Confidential Materials do not address the underlying business decision of the Company and the Board to engage in the contemplated transaction or any other contemplated transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Materials are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date of such Confidential Materials and Piper Sandler assumes no responsibility for updating or revising the Confidential Materials. PIPER SANDLER | 3

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Transaction Overview (Dollar and share amounts in millions, except per share amounts) n In the counterproposal, Galt would acquire all of the outstanding shares of Dagny via tender offer, in which Dagny shareholders would have the option to either exchange for $1.00 worth of Galt shares per Dagny share or receive $1.00 cash per Dagny share l Implies a $27.7 million valuation for Dagny l Analysis assumes floating exchange ratio l Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity Reflects counterproposal exchange ratio. Was 0.243 per Dagny share at time of initial offer letter Dagny Pro Forma Ownership and Implied Equity Consideration Dagny Capitalization At Offer % of Dagny Shares Tendered for Galt Shares At Market At Offer (2) 0% 25% 50% 75% 100% Dagny Diluted Shares Outstanding 32.1 32.1 Cash Offer Price per Share $ 0.76 $ 1.00 Cash Offer Price per Dagny Share $ 1.00 $ 1.00 $ 1.00 $ 1.00 $ 1.00 (1) Implied Dagny Equity Value $ 24.3 $ 3 2.1 Galt Shares per Dagny Share 0.332 0.332 0.332 0.332 0.332 (2) Debt 2.5 2.5 Dagny Fully Diluted Shares Outstanding 32.1 32.1 32.1 32.1 32.1 Less: Cash (4.3) (4.3) Implied Consideration to Dagny Equity Dagny Net Debt (Excl. Tronco) (1.9) (1.9) Galt Shares Issued to Dagny - 2.7 5.3 8.0 10.7 (3 Less: PV of Tronco Note Payments (2.6) (2.6) Galt Share Price (01/09/2024) $ 3.01 $ 3.01 $ 3.01 $ 3.01 $ 3.01 Dagny Net Debt (4.4) (4.4) Stock Consideration $ - $ 8.0 $ 16.1 $ 24.1 $ 32.1 Implied Dagny Enterprise Value $ 19.9 $ 2 7.7 Cash Consideration 32.1 24.1 16.1 8.0 - Total Consideration to Dagny Equity $ 32.1 $ 32.1 $ 32.1 $ 32.1 $ 32.1 Impl. Enterprise Val. (Excl. Tronco) $ 22.5 $ 30.3 Pro Forma Diluted Shares Oustanding Galt Fully Diluted Shares Outstanding 29.8 29.8 29.8 29.8 29.8 Galt Shares Issued to Dagny - 2.7 5.3 8.0 10.7 Total Pro Forma Shares Oustanding 29.8 32.4 35.1 37.8 40.4 Pro Forma Ownership Galt Pro Forma Ownership 100% 92% 85% 79% 74% Dagny Pro Forma Ownership - 8% 15% 21% 26% 1) Calculated using Galt spot share price as of January 9, 2024 and $1.00 offer price per Dagny share 2) Dagny diluted shares includes ~1.7M unvested RSUs that will vest upon change of control PIPER SANDLER | 4 3) Present value of Tronco Note payment schedule provided by management; assumes 30% discount rate Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

# Note: Galt Share Price for Exchange Rate Calculation

- Galt has calculated exchange rate using Galt's 20-day VWAP and $1.00 offer price per Dagny Share in initial bid and in presentation to Dagny board
- Transaction analysis assumes Galt spot share price as of January 9, 2024

## Illustrative Exchange Rates & PF Ownership at Galt Share Prices

| | Galt Share Price[1] | |
|---|---|---|
| | Spot Price | 20-day VWAP |
| % of Dagny Shares Exchanged for Stock | 100% | 100% |
| **Effective Galt Share Price** | **$ 3.01** | **$ 3.19** |
| Counterproposal Price per Dagny Share | 1.00 | 1.00 |
| **Galt Shares per Dagny Share** | **0.3322** | **0.3132** |
| Dagny Fully Diluted Shares Outstanding[2] | 32.1 | 32.1 |
| Galt Shares Issued to Dagny | 10.7 | 10.1 |
| Pro Forma Diluted Shares Oustanding | | |
| Galt Fully Diluted Shares Outstanding | 29.8 | 29.8 |
| Galt Shares Issued to Dagny | 10.7 | 10.1 |
| Total Pro Forma Shares Oustanding | 40.4 | 39.8 |
| **Pro Forma Ownership** | | |
| Galt Pro Forma Ownership | 73.6% | 74.7% |
| **Dagny Pro Forma Ownership** | **26.4%** | **25.3%** |

**Galt Spot Price is Used in Analysis**

1) Galt spot share price as of January 9, 2024; Galt 20-day VWAP calculated as of January 9, 2024
2) Dagny diluted shares includes ~1.7M unvested RSUs that will vest upon change of control
Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity

PIPER SANDLER | 5

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Review of Dagny Management Projection History (1) Prior Management Forecasts vs. Historical Actuals (Dollars in millions) 2018 2019 2020 2021 2022 2023 2024 Actuals Revenue $ 18.2 $ 19.0 $ 10.5 $ 13.3 $ 19.1 Adjusted EBITDA 5.0 4.2 0.1 2.6 5.2 2018 Projections Revenue $ 21.7 Estimate Adj. EBITDA 6.9 Revenue (16%) Miss Adj. EBITDA (28%) 2019 Projections Revenue $ 18.2 Estimate Adj. EBITDA 5.0 Revenue Beat Miss Adj. EBITDA (15%) 2020 Projections Revenue $ 20.4 Estimate Adj. EBITDA 5.3 Revenue (49%) Miss Adj. EBITDA (97%) 2021 Projections Revenue $ 15.1 Estimate Adj. EBITDA 3.3 Revenue (12%) Miss Adj. EBITDA (19%) 2022 Projections Revenue $ 21.5 Estimate Adj. EBITDA 6.3 Revenue (11%) Miss Adj. EBITDA (18%) 2023 Projections - Beg. of Year Revenue $ 26.7 Estimate Adj. EBITDA 7.4 2023/24 Projections - Base Case Revenue $ 20.9 $ 25.7 Estimate Adj. EBITDA 5.9 8.1 1) Source: Company provided information; all projections as of the beginning of each projection year, excluding the 2023/24 base case projection Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity PIPER SANDLER | 6

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Relative Projected Financial Profiles (2) Gross Profit Growth SG&A as a Percent of Revenue (Indexed to 100 at 2020) (% of revenue) Adj. EBITDA Margin EBITDA Growth (% of revenue) (Indexed to 100 at 2020) 1) Source: Company filings and company provided information 2) Includes EBITDA adjustments PIPER SANDLER | 7 Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

# Comparable Companies Analysis[1]

*(Dollars in millions)*

| | Capitalization | | Enterprise Value To: | | | |
|---|---|---|---|---|---|---|
| | | | EBITDA | | | |
| | Market Equity Value | Enterprise Value | 2022 | LTM[2] | 2023P | 2024P |
| Cathedral Energy Services | $ 142 | $ 225 | n/a | n/a | 3.3x | 2.3x |
| DMC Global | 322 | 594 | 6.5x | 5.4x | 6.0x | 5.7x |
| Forum Energy Technologies | 259 | 351 | 7.0x | 5.9x | n/a | n/a |
| Hunting[2] | 556 | 614 | 12.2x | 7.8x | 6.2x | 4.8x |
| KLX Energy Services[3] | 177 | 411 | 3.8x | n/a | 2.7x | 2.8x |
| NCS Multistage | 40 | 55 | 3.6x | 3.5x | 3.8x | 4.6x |
| Nine Energy Services | 95 | 402 | 4.5x | 5.1x | 6.3x | 4.8x |
| Oil States International | 391 | 474 | 6.7x | 5.3x | 5.3x | 4.7x |
| Phoenix Technology Services | 298 | 326 | 4.7x | 3.4x | 2.8x | 2.7x |
| Ranger Energy Services | 232 | 255 | 3.7x | 3.0x | 2.9x | 2.8x |
| Schoeller-Bleckmann | 736 | 727 | 5.7x | 5.4x | 4.6x | 4.3x |
| Solaris Oilfield Infrastructure | 327 | 366 | 4.5x | 3.7x | 3.8x | 3.8x |
| **Median** | | | **4.7x** | **5.2x** | **3.8x** | **4.3x** |
| **Galt** | **$ 90** | **$ 86** | **2.1x** | **1.6x** | **1.7x** | **1.5x** |
| **Dagny - At Market** | **$ 24** | **$ 20** | **4.2x** | **3.7x** | **3.4x** | **2.5x** |
| **Dagny - At Counterproposal** | **$ 32** | **$ 28** | **5.9x** | **5.2x** | **4.7x** | **3.4x** |
| **Dagny - At Market (Excl. Tronco Note)** | **$ 24** | **$ 22** | **4.8x** | **4.2x** | **3.8x** | **2.8x** |
| **Dagny - At Counterproposal (Excl. Tronco Note)** | **$ 32** | **$ 30** | **6.4x** | **5.6x** | **5.1x** | **3.7x** |

1) Source: Company provided information, public company filings and Capital IQ as of January 9, 2024
2) LTM and balance sheet data as of September 30, 2023; Hunting LTM and balance sheet data as of June 30, 2023
3) Pro forma for acquisition of Greene's Energy Group, completed March 8, 2023
Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity

PIPER SANDLER | 8

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Contribution Analysis (Dollars in millions) (2) Metric Implied Enterprise Value Contribution Relative Pro Forma Ownership Dagny Galt 20.8% (3) Offer as of 10/2/2023 (4) 23% 77% $88 $336 21% 79% DCF EBITDA 14% 86% 17% 83% 2021 $3 $16 2022 5 41 11% 89% 14% 86% 2023P 6 52 10% 90% 13% 87% 2024P 8 59 12% 88% 15% 85% EBITDA Less Capex 2021 $2 $4 28% 72% 30% 70% 2022 2 17 10% 90% 13% 87% 25% 2023P 2 6 75% 27% 73% 22% 2024P 7 25 78% 25% 75% Asset Metrics ABV (9/30/2022) $8 $56 13% 87% 16% 84% 87% 84% TABV (9/30/2022) 8 56 13% 16% ABV (9/30/2023) 9 81 10% 90% 13% 87% TABV (9/30/2023) 9 81 10% 90% 13% 87% 26.4% (2) Counterproposal 1) Analysis includes the Tronco Note as a cash equivalent in calculating net debt 2) Assumes all Dagny shares are tendered for Galt stock at Galt market price as of January 9, 2024 PIPER SANDLER | 9 3) Assumes all Dagny shares are tendered for Galt shares at the 0.243 Galt shares per Dagny share exchange ratio cited in Galt’s initial bid letter dated October 2, 2023 4) Reflects 5.2x terminal value multiple, 10.6% WACC for Galt and 10.6% WACC for Dagny Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

# Implied Exchange Ratios Across Valuation Methodologies[1]

*(Dollars in millions)*

| | | | Enterprise Value | Equity Value | Exchange Ratio |
|---|---|---|---|---|---|
| **Counterproposal:** | | | $ 28 | $ 32 | 0.332x |
| | Pro Forma Ownership Splits | | | | |
| | Dagny | Galt | | | |
| **Relative Contribution Analysis** | | | | | |
| 2021 Adj. EBITDA | 17.2% | 82.8% | | | 0.193x |
| 2022 Adj. EBITDA | 14.3% | 85.7% | | | 0.155x |
| 2023P Adj. EBITDA | 13.4% | 86.6% | | | 0.144x |
| 2024P Adj. EBITDA | 15.1% | 84.9% | | | 0.165x |
| 2021 Adj. EBITDA Less Capex | 30.0% | 70.0% | | | 0.397x |
| 2022 Adj. EBITDA Less Capex | 13.0% | 87.0% | | | 0.139x |
| 2023P Adj. EBITDA Less Capex | 27.4% | 72.6% | | | 0.351x |
| 2024P Adj. EBITDA Less Capex | 24.7% | 75.3% | | | 0.304x |
| Relative DCF Analysis[2] | 20.8% | 79.2% | | | 0.243x |
| **Nominal Valuation Outputs** | | | | | |
| Precedent Transactions | | EV / EBITDA | | | |
| TTM EBITDA (25th Percentile) | | 4.8x | $ 28.2 | $ 32.7 | 0.338x |
| TTM EBITDA (Median) | | 7.5x | 44.1 | 48.5 | 0.502x |
| TTM EBITDA (75th Percentile) | | 8.3x | 49.0 | 53.5 | 0.553x |
| Discounted Cash Flow | WACC[3] | Terminal Mult. | | | |
| DCF (Low) | 14.0% | 4.0x | $ 67.9 | $ 72.4 | 0.748x |
| DCF (Mid) | 10.0% | 5.0x | 88.0 | 92.4 | 0.955x |
| DCF (High) | 6.0% | 6.0x | 114.4 | 118.8 | 1.229x |

1) Analysis includes the Tronco Note as a cash equivalent in calculating net debt
2) Reflects 5.2x terminal value multiple, 10.6% WACC for Galt and 10.6% WACC for Dagny
3) WACCs shown only used to discount operating cash flows in each case; non-operating cash flows include judgement on the Stabil Drill IP Litigation and payments received on the Tronco Note, which are discounted using rates of 70% and 30%, respectively, across all cases

Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity

PIPER SANDLER | 10

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

# Dagny and Galt Merger Analysis – 2024P(1)

*(Dollars in millions)*

| | 2024P | | | |
|---|---|---|---|---|
| | Galt | Dagny | Adj. | Pro Forma |
| **Revenue** | **$ 174.4** | **$ 25.7** | **$ (10.9)** | **$ 189.2** |
| Cost of Sales | 43.4 | 9.8 | (10.9) | 42.4 |
| **Gross Profit** | **$ 131.0** | **$ 15.9** | **$ -** | **$ 146.9** |
| *Gross Margin* | *75%* | *62%* | | *78%* |
| SG&A Expense(2) | 72.2 | 7.8 | (3.0) | 77.0 |
| **Adj. EBITDA** | **$ 58.8** | **$ 8.1** | **$ 3.0** | **$ 69.9** |
| *Adj. EBITDA Margin* | *34%* | *31%* | | *37%* |
| *Contribution (Excl. Synergies)* | *88%* | *12%* | | *100%* |
| D&A Expense(3) | 28.0 | 1.3 | (2.8) | 26.6 |
| Interest Expense, Net | 0.0 | 0.6 | - | 0.6 |
| Other & EBITDA Adjustments(4) | 0.8 | 1.4 | | 2.2 |
| **EBT** | **$ 30.0** | **$ 4.7** | | **$ 40.5** |
| *EBT Margin* | *17%* | *18%* | | *21%* |
| Income Tax(5) | 6.3 | 1.0 | | 8.5 |
| **Net Income** | **$ 23.7** | **$ 3.7** | | **$ 32.0** |
| Diluted Earnings per Share(6) | *$ 0.80* | | | *$ 0.79* |
| *$ Accretion / (Dilution) to Galt* | | | | *(0.00)* |
| *% Accretion / (Dilution) to Galt* | | | | *(1%)* |
| *Fully Diluted Shares Outstanding (6)* | *29.8* | | *10.7* | *40.4* |

- Adjusted to remove DNR revenue in 2024P (Dagny) and COGS (Galt), and for estimated depreciation expense associated with DNR Capex (Galt)
- Analysis includes of $3 million base case cost synergies attributable to consolidation of public company costs, as mentioned in Galt's proposal
- Assumes all Dagny shareholders elect to receive stock consideration

1) Source: Company provided information, filings and consensus estimates, as appropriate
2) Includes EBITDA adjustments
3) Adjusted to exclude D&A expense associated with 2024 DNR capex spend by Galt. Assumes D&A equal to 2024P capex
4) Other (Net) includes remaining items that were excluded from adjusted EBITDA; For Galt, these include stock option expense, monitoring fees, gain on sale of property, unrealized gain on equity securities, transaction expenses and other expenses; For SDPI, these include impairment of assets, share based compensation, net noncash compensation, gain / loss on disposition of assets and recovery of related party notes receivable
5) Tax rate assumed to be 21%
6) Galt shares issued to Dagny calculated using 0.3322 exchange ratio equal to $1.00 price per Dagny share divided by Galt share price as of January 9, 2024

Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity

PIPER SANDLER | 11

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Floating Value of Stock Offer Since Galt Began Trading (Dollars in millions) (2) VWAP Implied Offer Premium 1-day 32% 10-day 36% 30-day 39% 60-day 37% 1) Source: Capital IQ as of January 9, 2024; Galt began trading on June 21, 2023 following completion of reverse merger 2) Premiums calculated as $1.00 Dagny share price at offer divided by Dagny VWAP PIPER SANDLER | 12 Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Share Price Ratios Since Galt Began Trading Illustrative Exchange Ratios at Historical Share Prices (2) (3) Illustrative Implied Dagny At-Offer Ownership At Historical Galt Market Prices 1) Source: Capital IQ as of January 9, 2024; Galt began trading on June 21, 2023 following completion of reverse merger 2) $1.00 Dagny share price at offer / Galt spot share price PIPER SANDLER | 13 3) Illustrative historical ownership calculated using current diluted shares outstanding for Dagny and Galt as of January 9, 2024 Note: Analysis excludes transaction fees and expenses that are expected to be absorbed by the merged entity

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